EXHIBIT 10.1
CONFIDENTIALITY, NON-COMPETITION
AND NON-SOLICITATION EMPLOYMENT AGREEMENT –
ZIMMER OPERATING COMMITTEE MEMBERS
     This Confidentiality, Non-Competition and Non-Solicitation Employment Agreement (this “Agreement”) is made by and between Zimmer, Inc. (“Company”) and                                          (“Employee”).
Recitals
     A. For purposes of this Agreement, “Parent” means an entity which is a holding company of or holds a controlling interest in Company; “Affiliates” means a subsidiary of Company or the Parent of Company or a company over which Company or any holding company of Company has control; and the definition of each of Company, Parent and Affiliates, includes any of their successors-in-interest. References herein to Company shall be deemed to include any Parents or Affiliates.
     B. Company, Parent and the Affiliates are part of the global holdings of Zimmer Holdings, Inc., a publicly traded corporation incorporated under the laws of the state of Delaware, U.S.A., the primary purpose of which is to serve as the umbrella entity for Company. Company, Parent and the rest of the Affiliates located throughout the world are engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopaedic medical, oral rehabilitation and/or spine or trauma devices, products, and services.
Agreement
     NOW, THEREFORE, in consideration of the foregoing recitals, Company’s employment of Employee, the grant of equity-based awards to Employee under an equity incentive plan of Zimmer Holdings, Inc., including the grant of stock options, restricted stock and/or restricted stock units, and the promises and covenants contained in this Agreement, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Company and Employee agree as follows:
     1. Acknowledgements. Employee acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopaedic medical, oral rehabilitation and/or spine or trauma devices, products, and services. Employee acknowledges that Employee has significant responsibility for Company’s overall competitive position and business strategy as related to its operations worldwide. Further, Employee acknowledges that in the course of Employee’s employment with Company, Employee i) has been given and will continue to be given access to trade secrets and other Confidential Information (as hereinafter defined) related to all aspects of Company management; ii) has participated and will continue to participate in the development of, execution of, and/or usage of inventions, products, concepts, strategies, methods, or technologies which are related to Company’s business; iii) has been given and will continue to be given specialized training relating to Company’s products and/or processes; and/or iv) has been given and will continue to be given access to Company’s customers and other business relationships.

     2. Termination of Employment. Company and Employee acknowledge and agree that Employee’s employment is on an at-will basis, and, accordingly, either Company or Employee may terminate the employment relationship at any time for any reason, or no reason whatsoever, with or without cause, and without advance notice.
     3. Non-Disclosure of Confidential Information. Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Company, Parent, and the Affiliates, and agrees to the following:
     (a) Confidential Information Defined. The term “Confidential Information” includes, but is not limited to, any and all of Company’s, Parent’s or Affiliates’ trade secrets, confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, the following: i) marketing, sales, and advertising information such as lists of actual or potential customers; customer preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of purchasing personnel, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; the specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies; ii) organizational information such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; divestiture information; and competitive information pertaining to Company’s distributors; iii) financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing policy practices; iv) technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical training methods; v) information disclosed to Employee as part of a training process; and vi) information of third parties provided to Employee subject to non-disclosure restrictions for use in Employee’s business for Company. Confidential Information also includes any work product created by Employee in rendering services for Company.
     (b) Non-Disclosure of Confidential Information. During Employee’s employment with Company and thereafter, Employee will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; and/or ii) for authorized purposes during the course of Employee’s employment in furtherance of Company’s business. Employee’s non-disclosure obligations shall continue as long as the Confidential Information remains confidential and shall not apply to information that becomes generally known to the public through no fault or action of Employee or others who were under non-disclosure obligations as to such information.
     (c) Protection of Confidential Information. Employee will notify Company in writing of any circumstances which may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use Employee’s best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information.
     4. Ownership of Confidential Information and Inventions.
     (a) Invention Defined. The term “Invention” includes, but is not limited to ideas, programs, processes, systems, intellectual property, works of authorship, copyrightable materials, discoveries, and/or improvements of which Employee conceives alone or in conjunction with others during Employee’s employment with Company and/or within six (6) months after Employee’s employment ends which relate to Company’s present or future business. An Invention is covered by this Agreement regardless of whether i) Employee conceived of the Invention in the scope of Employee’s employment; or ii) the Invention is patentable.
     (b) Ownership of Confidential Information and Inventions. Confidential Information and Inventions are solely the property of Company. Employee agrees that Employee does not have any rights, title, or interest in any of the Confidential Information or Inventions. Nonetheless, Employee may be recognized as the inventor of an Invention without retaining any other rights associated therewith.
     (c) Disclosure and Assignment of Inventions. Employee hereby assigns to Company all right, title and interest Employee may have in any Inventions that are developed, made, authored, or conceived by Employee (whether alone or with others) during Employee’s employment with Company. Employee agrees to: (i) promptly disclose all such Inventions in writing to Company; (ii) keep complete and accurate records of all such Inventions, which records shall be Company property and shall be retained on Company premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of Company to establish and preserve Company’s property rights in all such Inventions. This section shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of Company or (b) to Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for Company.
     5. Return of Confidential Information and Company Property. Immediately upon termination of Employee’s employment with Company, Employee shall return to Company all of Company’s property relating to Company’s business, including without limitation all of Company’s property which is in the possession, custody, or control of Employee such as Confidential Information, documents, hard copy files, copies of documents and electronic information/files.
     6. Obligations to Other Entities or Persons. Employee warrants that Employee is not bound by the terms of a confidentiality agreement or any other legal obligation which would either preclude or limit Employee from disclosing or using any of Employee’s ideas, inventions, discoveries or other information or otherwise fulfilling Employee’s obligations to Company. While employed by Company, Employee shall not disclose or use any confidential information belonging to another entity or other person.
     7. Conflict of Interest and Duty of Loyalty. During Employee’s employment with Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that i) is competitive with Company’s business; ii) deprives or potentially could deprive Company of any business opportunity; iii) conflicts or potentially could conflict with Company’s business interests; or iv) is otherwise detrimental to Company, including but not limited to preparations to engage in any of the foregoing activities.
     8. Non-Competition Covenants. Company and Employee acknowledge and agree that the following non-competition covenants are reasonable and necessary to protect the legitimate interests of Company, Parent and Affiliates, including, without limitation, the protection of Confidential Information, Inventions and goodwill. Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions:
     (a) Definitions.
     (1) “Competing Product” is defined as (a) any orthopaedic implant, product, process, or service; any dental reconstructive implant, product, or service; any spine implant, product, process or service; any trauma product or service; or any other product or service, in each case that is similar to (or would serve as a substitute for) and competitive with any orthopaedic implant, product, process, or service; any dental reconstructure implant, product, process, or service; any spine implant, product, process, or service; or any trauma product or service; or any other product or service, in each case that Company, Parent and/or Affiliate is researching, developing, manufacturing, distributing, selling and/or providing at the time of Employee’s termination of employment with Company and which Employee worked in conjunction with or obtained any trade secret or other Confidential Information about at any time during the two years immediately preceding the termination of Employee’s employment with Company; and/or (b) any product or service that is similar to (or would serve as a substitute for) and competitive with any product or service that Company, Parent and/or Affiliate is researching, developing, manufacturing, distributing, selling and/or providing at the time of termination of Employee’s employment with Company and which Employee worked in conjunction with or obtained any trade secret or other Confidential Information about at any time during the two years immediately preceding the termination of Employee’s employment with Company.
     (2) “Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products or has plans to research, develop, manufacture, market, distribute, and/or sell one or more Competing Products. A Competing Organization is diversified (“Diversified Competing Organization”) if (a) it controls or is in common control of entities which conduct business in an industry other than the orthopaedic products industry or the dental reconstructive, spine implant or trauma products industries, or (b) operates multiple business divisions, units, lines or segments some of which do not involve any Competing Products.
     (3) “Prohibited Capacity” is defined as: i) the same or similar capacity or function in which the Employee worked for Company at any time during the last two years of Employee’s employment; ii) any executive or managerial capacity; iii) any sales or sales management capacity; and/or iv) any other capacity in which Employee’s knowledge of Confidential Information and/or Inventions would render Employee’s assistance to a Competing Organization a competitive advantage.
     (4) “Restricted Geographic Area” is defined as the following: i) the continental United States; ii) Canada; iii) Latin America; iv) Asia/Australia; v) all countries of the European Union; vi) Switzerland; and vii) all other countries, territories, or states in which Company is doing business or is selling its products at the time of termination of Employee’s employment with Company.
     (5) “Non-Competition Period” is defined as the date Employee executes this Agreement, continuing through the eighteen (18) months after the Employee’s last day of employment with Company unless otherwise extended by Employee’s breach of this Agreement.
     (6) “Customer” is defined as any distributor, health care dealer, hospital, hospital system, university practitioner, surgeon, dentist, health care purchasing organization, surgical group, person or entity, in each case with respect to whom, as of the termination of Employee’s employment with Company or at any time during the two years prior to such employment termination, Company directly or indirectly sold or provided any products and/or services.
     (7) “Active Prospect” is defined as any person or entity that Employee identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of any of Company’s products or services at any time during the last twelve (12) months of Employee’s employment with Company, and/or any person or entity that Company identified, marketed to, and/or held discussions with regarding the research, development, manufacture, distribution, and/or sale of any of Company’s products or services at any time during the last twelve (12) months of Employee’s employment with Company.
     (b) Restrictive Covenants. During the Non-Competition Period, Employee agrees to be bound by each of the following independent and divisible restrictions:
     (1) Employee will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity.

     (2) Employee will not be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in any capacity if it is likely that as part of such capacity, Employee would inevitably use and/or disclose any of Company’s trade secrets or other Confidential Information.
     (3) Employee may be employed by, work for, consult with, provide services to, or lend assistance to any Diversified Competing Organization provided that: i) the part of the Competing Organization’s diversified business with which Employee will be affiliated does not involve any Competing Products; ii) the Employee’s affiliation with the Competing Organization does not involve any Competing Products; iii) Employee provides Company with a written description of Employee’s anticipated activities on behalf of the Competing Organization which includes, without limitation, an assurance satisfactory to Company that Employee’s affiliation with the Competing Organization does not involve any Competing Products; iv) Employee’s affiliation with the Competing Organization would not likely cause Employee to inevitably use and/or disclose any of Company’s trade secrets or other Confidential Information; and v) Employee’s affiliation with the Diversified Competing Organization does not constitute a competitive disadvantage to the Company.
     (4) Employee will not be employed by, work for, consult with, provide services to or lend assistance to any Customers or Active Prospects in the Restricted Geographic Area in a capacity or role that involves any Competing Products and is competitive with the business of Company.
     (5) Employee will not provide, sell, market, assist in the provision, selling or marketing of, or attempt to provide, sell or market any Competing Products to any of Company’s Customers located in the Restricted Geographic Area or otherwise solicit or communicate with any of Company’s Customers located in the Restricted Geographic Area for the purpose of selling, marketing or providing, assisting in the provision, selling or marketing of, or attempting to sell, market or provide any Competing Products.
     (6) Employee will not provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the sale or provision of, any Competing Products to any of Company’s Customers with respect to whom, at any time during the two years immediately preceding the termination of Employee’s employment with Company, Employee had any sales or service contact on behalf of Company, Employee had any business contact on behalf of Company, Employee had any sales or service responsibility (including without limitation any supervisory or managerial responsibility) on behalf of Company, or Employee had access to, or gained knowledge of, any Confidential Information concerning Company’s business with such customer, or otherwise solicit or communicate with any such customers for the purposes of selling or providing any Competing Products.

     (7) Employee will not provide, sell, market, attempt to provide, sell or market, or assist any person or entity in the sale or provision of, any Competing Products to any of Company’s Active Prospects, or otherwise solicit or communicate with any of Company’s Active Prospects for the purpose of selling or providing any Competing Products.
     (8) Employee will not urge, induce or seek to induce any of Company’s independent contractors, subcontractors, distributors, brokers, consultants, sales representatives, customers, vendors, suppliers or any other person or entity with whom Company has a business relationship to terminate their relationship with, or representation of, Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, Company.
     (9) Employee will not solicit, recruit, hire, employ, engage or retain, or assist any Competing Organization in the solicitation, recruitment, hiring, employment, engagement or retention of, any of Company’s distributors, sales representatives, or consultants located in the Restricted Geographic Area, for any competitive purpose.
     (10) Employee will not employ, engage in personal service or favor (whether or not compensated), solicit for employment, advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any individual now or hereafter employed by Company, or otherwise induce or entice any such employee to leave his/her employment with Company to work for, consult with, provide services to, or lend assistance to any Competing Organization.
     (11) Employee will not make or publish any disparaging or derogatory statements about Company, its products, Parent and any of the Affiliates, together with their past, present and future officers, directors, employees, attorneys and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business or other practices; provided, however, nothing herein shall prohibit Employee from providing any information as may be compelled by law or legal process.
     (12) Employee agrees that the divisible covenants contained in this Agreement prohibit Employee from engaging in the restricted activities directly or indirectly, whether on Employee’s behalf or on behalf of or for the benefit of any other person or entity, including for Employee’s benefit, and that all of the covenants restrict Employee from engaging in activities for a competitive purpose.
     (13) The Non-Competition Period shall not expire during any period in which Employee is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.

     9. Reasonableness of Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect Company’s, Parent’s and Affiliates’ legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities and geographic area. Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose any hardship on Employee and that Employee will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.
     10. Non-Competition Period Payments. To the extent Employee is denied a specific employment position with a Competing Organization solely because of the restrictive covenant provisions of Section 8 of this Agreement, and provided Employee satisfies all conditions stated herein, then upon expiration of the total cumulative period of time represented by both any severance benefits which Employee is otherwise eligible to receive and any compensation paid to Employee pursuant to a change in control agreement, Company will make payments to Employee equal to Employee’s monthly base pay as was in effect at the time of termination of Employee’s employment (exclusive of extra compensation and any other employee benefits) for each month of such unemployment through the end of the Non-Competition Period. Severance benefits and change of control payments shall be deemed to have expired at the conclusion of the period of time represented by the total amount of any such benefits paid. For example, if Employee were to receive basic and supplemental severance in an amount equal to twenty (20) weeks of Employee’s final base pay, and a change of control payment in an amount equal to twenty (20) weeks of Employee’s final base pay, Employee would not be eligible to begin receiving Non-Competition Period Payments until the forty-first (41st) week following Employee’s termination of employment with Company, regardless of the timing of the severance and change in control payments. If Employee is denied a specific employment position with a Competing Organization solely because of the restrictive covenant provisions of Section 8 of this Agreement but obtains replacement employment that does not violate Section 8 of this Agreement, and the monthly compensation (including base pay, commissions, incentive compensation, bonuses and other compensation) for the replacement employment is less than Employee’s monthly base pay as was in effect at the time of the termination of Employee’s employment with the Company, Company agrees to pay Employee the difference for each such month through the end of the Non-Competition Period, again upon expiration of any severance benefits and change in control payments which Employee is otherwise eligible to receive and provided Employee satisfies all conditions stated herein. To qualify for payments under this Section 10, Employee must provide Company detailed written documentation supporting eligibility for payment, including, at a minimum, (a) the name and location of the Competing Organization that would have employed Employee but for the provisions of Section 8 of this Agreement, (b) the title, nature, and detailed job responsibilities of the employment position with the Competing Organization that Employee was denied because of the provisions of Section 8 of this Agreement, (c) the date Employee was denied the employment position because of the provisions of Section 8 of this Agreement, and (d) the name and contact information of a managerial employee at the Competing Organization who has sufficient authority to confirm that Employee was denied this specific employment position with the Competing Organization solely because Employee is subject to the provisions of Section 8 of this Agreement (the “eligibility documentation”). Upon receipt of the eligibility documentation,

Company will determine eligibility for payment and, if eligibility is established, payments will commence as of the date of Company’s receipt of the eligibility documentation. Employee is obligated to diligently seek and pursue replacement employment during any period in which Employee seeks payment from Company under this Section 10. After eligibility is established, Employee will, on or before the 15th day of each month of eligibility for continued payments, submit to Company a written description of the ongoing efforts Employee has made to obtain replacement employment, including (i) identifying by name and address all prospective employers to whom Employee has applied for or inquired about employment, (ii) identifying employment positions sought or applied for with each listed employer, (iii) affirming that Employee has not received any offers of employment, (iv) describing all other efforts Employee has made to obtain replacement employment (the “employment search documentation”); and (v) if replacement employment has been obtained, the nature of the replacement employment, including the name of employer and position, the compensation terms of such replacement employment and the date such replacement employment commenced or will commence. If Employee has obtained replacement employment but is seeking payment for the difference between the monthly compensation with respect to the replacement employment and the monthly base pay as was in effect at the time of termination of employment with Company, Employee shall submit to Company, in addition to the employment search documentation, payroll records (as well as any other records reasonably requested by Company) showing all compensation received by Employee from the replacement employment. If Employee breaches any provision of this Agreement or fails to satisfy any conditions of this Section 10, Employee shall not be entitled to receive and Company shall not be obligated to pay any payments under this Section 10. If Employee breaches any provisions of this Agreement or fails to satisfy any conditions of this Section 10, Employee agrees that Employee shall still be bound by all of Employee’s obligations under this Agreement, including, without limitation, the non-competition covenants set forth in Section 8 of this Agreement. Notwithstanding any of the foregoing provisions of this Section 10, Company reserves the right to release Employee from Employee’s obligations under Section 8 of this Agreement at any time during the Non-Competition Period, in full or in sufficient part to allow Employee to accept employment that would otherwise be prohibited under this Agreement, at which time Company’s payment obligations under this Section 10 shall cease immediately and Employee shall not be entitled to any further payments or other compensation. If, as of the date of Employee’s termination of employment with Company, Employee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), to the extent the Non-Competition Period Payments constitute deferred compensation subject to Code Section 409A, any such Non-Competition Period Payments otherwise payable during the first six months following Employee’s termination of employment will be suspended until, and will be payable on, the date that is six months after Employee’s termination of employment with Company (or, if earlier, the date Employee dies following termination of employment).
     11. Severability, Modification of Restrictions: The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the temporal duration, scope of prohibited activity, and/or geographic area covered by any non-competition, non-solicitation, non-disparagement or non-disclosure covenant, provision or clause, Company and Employee acknowledge and agree that such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting the provisions of this Agreement shall have the authority, if necessary, to reform any such provision to make it enforceable under applicable law.
     12. Remedies. Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company and that money damages will not be adequate relief for such injury. Accordingly, Employee agrees that Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and/or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies which may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to cease all payments to which Employee would otherwise be entitled under Section 10 hereto; continue to enforce this Agreement; recover from Employee all payments made under Section 10 to the extent attributable to a time during which Employee was in violation of the covenants for which payment was made; and recover from Employee all litigation costs and attorneys’ fees incurred by Company in any action or proceeding relating to this Agreement in which Company prevails in any respect, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.
     13. Survival of Obligations. Employee acknowledges and agrees that Employee’s obligations under this Agreement, including, without limitation, Employee’s non-disclosure and non-competition obligations, shall survive the termination of Employee’s employment with Company, whether or not such termination is with or without cause or whether or not it is voluntary or involuntary. Employee further acknowledges and agrees that: (a) Employee’s non-disclosure, non-disparagement, non-solicitation and non-competition covenants set forth in Sections 3 and 8 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company shall be held sufficient to excuse or terminate Employee’s obligations under Sections 3 and 8 of this Agreement or to preclude Company from obtaining injunctive relief or other remedies for Employee’s violation or threatened violation of such covenants, and (b) the existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to Company’s enforcement of Employee’s obligations under Sections 3 and 8 of this Agreement.
     14. Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court located in Kosciusko County or the United States District Court for the Northern District of Indiana, South Bend Division. The parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts. Language translations aside, the English version shall govern.
     15. Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee, Employee’s executors, administrators, personal representatives or other successors in interest. The services to be provided by Employee to Company are personal to the Employee, and Employee shall not have the right to assign Employee’s duties under this Agreement.
     16. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly authorized officer of Company.
     17. No Waiver. The failure of Company to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.
     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which when taken together will constitute one and the same agreement.
     19. Entire Agreement. This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein, excluding any change in control severance agreement between Company and Employee. Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, and/or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.
     Employee’s signature below indicates that Employee has read the entire Agreement, Employee understands what Employee is signing, and is signing it voluntarily. Employee agrees that Company advised Employee to consult with an attorney prior to signing the Agreement.

“EMPLOYEE”

(Employee Signature)
Printed Name:
Date:
“COMPANY”
ZIMMER, INC.
By:
Printed Name:
Title:
Date: